Partnership Agreement

This Partnership Agreement is hereby entered into this 10th day of July 2012.

BETWEEN

Q Lotus Holdings Inc of 520 N Kingsbury St., STE 1810, Chicago, IL 60654.

AND

Q Lotus Holdings Ltd. of Rm. 403, 4/F., China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong.

WHEREAS

(1) Q Lotus Holdings Inc is a public listed company in New York Stock Exchange duly registered in Nevada, U.S.A. with Certificate of Incorporation Entity Number E0329452006-9, Business Tax Identification Number 14-1961383, OTCBB Ticker Symbol QLTS, (hereinafter called as "Q Lotus USA ")

(2) The registered address of the Q Lotus USA is situated at 520 N Kingsbury St., STE 1810, Chicago, IL 60654. The website is www.qlotuspe.com , the office tel. No. is (312) 379-1800 , the Fax No. is (312) 379-1801 and email is: ggonzalez@qlotusinc.com

(3) Q Lotus USA is mainly engaged in performing a variety of businesses and in particular has possession of a mining claims situated in the U.S.A. with reserves of Silica. The total value of the reserve is estimated (2011) at $14 Billion U.S. Dollars.

(4) Q Lotus USA is going to develop the mine, but is in need of cash flow to conduct the operation.

(5) Q Lotus Holdings Ltd. is a company duly registered in Hong Kong SAR with Certificate of Incorporation No.1765442. The registered address is situated at Rm. 403, 4/F., China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong with Tel No. (852) 6384 4624. Fax No. +852 2919 2960. email: terence@qlotus.com.hk. (hereinafter called as "Q Lotus HK")

(6) Q Lotus HK has all the business connections in the finance and business sector in Hong Kong and is wholly owned and operated by Mr. Tan Chong Yang, Terence. It will be

Kong and is wholly owned and operated by Mr. Tan Chong Yang, Terence. It will be responsible to raise the necessary required capital for the operation of the mine in the U.S. and the operation of the trading fund and commodities agency platform in Hong Kong.

(7) Q Lotus HK has conducted a great deal of preliminary preparation work for Q Lotus USA in attempting to raise funds. The foundation and the ground work have been laid out for the financial operation.

Upon mutual negotiation and discussion, both Q Lotus USA and Q Lotus HK have agreed on the following terms and conditions on a equitable and friendly basis:

(1) The Q Lotus USA shall issue corporate notes with a face value of Three Billion United States Dollars (USD $3,000,000,000.00) divided in three batches, one billion per batch, which may be broken down into smaller denominations as the case may be for ease of issuance and disbursement of the transaction. The first batch of the notes have been announced and will be issued after the proper execution of this agreement. All legal requirements have been fully complied with as stated in the Q Lotus Note attached (Attachment I). Particulars of the notes are listed as follows:

S/N	ISIN #	Description	Notional Amount
1	XXXXXXXXXXXX	Q LOTUS MTN USD 6.25% XX/XX/20XX	USD $1,000,000,000.00

(2) The notes are issued in physical format and will be transferred (as referenced in Attachment II) in electronic format for the sake of convenience and ease of transfer of ownership and/or for assignment. After the notes have been converted into electronic format, the notes will be issued for the benefit of: Mr. Tan Chong Yang, Terence and duly registered in the Company Registry.

(3) Mr. Tan Chong Yang, Terence shall be responsible to apply the notes with a total denomination of One Billion United States Dollars (USD $1,000,000,000) to raise funds by pledging the notes as collateral; hypothecated to the financier, lender or banker either in one party or multiple parties or any combination thereof. It is intended that a net minimum sum of Seventy Million United States Dollars (USD $70,000,000.00) and as much as Seventy Five Million United States Dollars (USD $75,000,000.00) will be raised from the pledging of the notes on a best efforts basis.

(4) Once the funds are raised, the application of the funds will be applied as follows:

(i) Approximately Forty Million Dollars (USD $40.000,000.00) or more is to be reserved and paid to an Insurance Company, designated by Q Lotus USA and Q Lotus HK, as premium payable for insurance wrapping costs in association with the issuance of the second batch of the notes, in the sum of One Billion United States Dollars (USD $1.000,000,000.00) or smaller denominations thereof. The payment will be made by the Q Lotus HK directly to the insurance company. Alternative methods have been discussed with the parties and will be mutually agreed in writing as the situation may dictate.

(ii) Three Million United States Dollars (USD $3,000,000.00) is to be paid to the Q Lotus USA as a note-issuing fee and to cover Q Lotus USA initial operating expenses. An additional Three Million United States Dollars (USD $3,000,000.00) will be paid to Q Lotus USA, for additional geological testing expenses on the mining claims and continued general operational needs, subsequent to inspection and verification of mining claims by Q Lotus HK and/or its' affiliates as may be required.

(iii) One Million United States Dollars (US$1,000,000.00) is to be paid to Tan Chong Yang, Terence for the partnership engagement fee.

(iv) Two Million United States Dollars (US$2,000,000.00) is to be paid to Q Lotus HK for the operation of the Investment Club Office and to cover for the Q Lotus HK's operating expenses.

(v) Certain additional amounts are to be paid for legal related charges. These charges will be reimbursed back to Tan Chong Yang, Terence for all related escrow, legal documentation and representation for the total transactions. The amount has to be negotiated with the solicitor and confirmation by Q Lotus USA and Q Lotus HK.

(vi) One percent of the sum raised in clause 3 is to be paid as a transaction arrangement fee to Elve Group Ltd. (0.5%) and Michael Chan (0.5%). The fee described herein shall be construed as a lender side fee and has no connection to the securities transactions under the private placement agreement.

(vii) One percent (1%) of the sum raised in clause 3 is be paid as an introduction fee and for services rendered to; United Trust Ag. (0.5%) and Empress Capital Management Ltd. (0.5%). The fee described herein shall be construed as a service fee and has no connection to the securities transactions under the private

placement agreement. Additionally, the parties described herein may be extended additional service fees in connection with expenses incurred due to underwriting, travel and ongoing service expenses that will be required to continue servicing the relationship described herein. Parties to this contract will have mutual agreements in writing for the ongoing expenses of servicing the relationship to United Trust Ag. and Empress Capital Management.

(viii) One Million Two Hundred Thousand (USD $1,200,000.00) is to be paid to the hedge fund company to be designated later by Mr. Tan Chong Yang, Terence for managing the funds raised under clause 7 &10 dated hereafter. The hedge fund company will be the asset manager, financial trader and is to create an investment fund for the Q Lotus Group.

(ix) The balance is to be held by Mr. Tan Chong Yang, Terence for paying possible future unknown expenses, such as rating charges, additional insurance company charges for the insurance wrap of the second batch of the notes, government duty, consultant's fees, brokerage fees, professional management fees, etc. It is agreed that any remaining funds not needed to cover these or related expenses will be placed into the hedge fund for investment.

(5) Once the insurance premium in the sum of approximately Forty Million United States Dollars (USD $40,000,000.00), or whatever amount is required, is paid to the Insurance Company which will issue the insurance wrap, the second batch of the notes will be issued in the total denomination value of One Billion United States Dollars (USD$1,000,000,000.00), the Q Lotus USA will issue the notes accordingly. Alternative methods have been discussed with the parties and will be mutually agreed in writing as the situation may dictate.

(6) The second batch of One Billion Dollar Notes, which will be insurance wrapped, will be issued in favor of Q Lotus HK. Q Lotus HK will pledge, mortgage, and hypothecate the second batch of notes that are insurance wrapped to the pre-arranged lender or lenders either in one party or a group of parties as the case may be. The intention is that Q Lotus USA and Q Lotus HK will try to obtained additional funding if the insurance wrap can be obtained with a total amount of cash to be raised shall be in a loan to value ("LTV") of no less than 30% or Three Hundred Million United States Dollars (USD $300,000,000). Otherwise, the funds may be obtained in a similar fashion as with the first batch or whatever other means is mutually agreed upon by the Q Lotus HK and Q Lotus USA.

(7) The funds raised from the second batch of notes shall be applied as follows:

(a) Repay the principal and interest accrued as referenced in clause 3 to the financier, lender or banker that has accepted the first batch of notes in the denomination of One Billion United States Dollars. Once the notes are returned, they will be retired and cancelled from the record. The loan is to be repaid in full. The payment will be made by the Q Lotus HK directly to the Lender or financier.

(b) U.S. Dollars in the amount of One Hundred Million (USD $100,000,000.00) is to be tendered to Q Lotus USA for the development of mining and other business operations. These funds will be paid by Q Lotus HK to Q Lotus USA if the second loan obtained is for a minimum of Three Hundred Million United States Dollars (USD $300,000,000.00) and the first loan is fully repaid from the second batch note loan.

(c) The balance is to be used by the Q Lotus HK for investment and wrapping purposes as well as to engage a hedge fund to manage the company funds.

(8) Once the first batch of notes in the sum of One Billion United States Dollars are retired as stated in clause 7(a), Q Lotus USA shall issue the third batch of notes in the denomination of One Billion United States Dollars (USD $1,000,000,000.00) in favor of Q Lotus HK. That will bring the outstanding issued notes in the amount of One Billion United States Dollars (USD $1,000,000,000.00) whereas the total amount of allowed issued notes will be no more than Two Billion United States Dollars (USD $2,000,000,000.00), these notes are to be insured in the same manner and condition as the previous insured notes. Q Lotus HK shall pay for the insurance wrap premium from the second batch loan proceeds, accordingly to the issuing insurance wrap company for the benefit of Q Lotus HK.

(9) When the third batch of notes is insured, Q Lotus HK shall again adopt the same method and procedure by trying to raise funds by pledging or mortgaging the notes in the same manner stated in clause 7. The funds raised will be distributed as follows; One Hundred Million United States Dollars (USD$100,000,000) will be provided to Q Lotus USA for additional funding to further implement its' business plan. The remaining funds will be retained by Q Lotus HK for investment purposes.

(10) It is agreed that the funds raised are to be placed under a separate hedge fund company for investment, whereas all profits generated be shared accordingly; 60% to Q Lotus USA and 40% to Q Lotus HK and the hedge fund company.

(11) OBLIGATIONS

(i) The Parties agree to interpret this Agreement in its broadest legal sense in their private and personal capacity with full responsibility and agree and undertake voluntarily to waive and renounce any and all rights of immunity whether diplomatic, sovereign or otherwise so as to enable the Parties hereto to give full force and legal effect to the true purpose and intent of Agreement.

(ii) Q Lotus HK shall:-

(a) ensure that the Portfolio is carried out in a proper and efficient manner;

(b) ensure that a full and proper accounting record, undertaking and affairs of the Portfolio will be kept and made available at all reasonable times for inspection;

(c) provide a report to the Q Lotus USA in respect to the operation and commencement of the Portfolio on a quarterly basis;

(iii) Q Lotus USA shall:-

(a) ensure that the delivery of notes by the Issuing Bank is in accordance with the agreed timeline stipulated in this Agreement.

(b) not take any action that could result in suspension/cessation/termination/ cancellation/revocation of the notes during the term of this Agreement.

(12) MANAGEMENT OF FUNDS

(i) Upon the obtainment of the Loan from the hypothecation of the notes, the Loan under the Q Lotus HK's bank account and such fund/net proceeds shall be invested or managed under the Q Lotus HK's management in accordance with the Portfolio.

(ii) Profits generated from the Investment Club Fund and Trading Platform in Hong Kong will be equally shared between Q Lotus USA and Q Lotus HK.

(13) CONFIDENTIALITY

(i) Subject to the provisions of Clause 14.2 below, each of the Parties shall both during and after the term of this Agreement:-

(a) keep confidential the terms of this Agreement and all information, whether in writing or any other form, or in relation to the clients, business or affairs of the other Party (or any member of its respective group) and shall not use or disclose such information except with the prior written consent of the other

Party; and

(b) Procure that its officers, employees and representatives (and those of any subsidiaries) observe a similar duty of confidentiality.

(c) Neither Party shall use any information received from the other or otherwise any information obtained from or arising out of their participation under this Agreement to assist any third party to compete or act in any manner detrimental to the other Party

(ii) The restriction in Clause 14.1 does not apply to any information which:-

(a) at the time of supply is already in the public domain;

(b) subsequently comes into the public domain, other than through a breach of any duty of confidentiality by any Party;

(c) is already in the lawful possession of the Party receiving the information (or its authorised recipient);

(d) subsequently comes into the lawful possession of the Party receiving the information (or its authorised recipient) from a third party who is not in breach of any duty of confidentiality with regard to the information;

(e) is required to be disclosed by law, or by any stock exchange or governmental or regulatory authority having jurisdiction over the Party required to disclose the information, as long as the disclosing Party first consults the other Party (where reasonably practicable) on the proposed form, timing, nature and purpose of the disclosure;

(f) has been independently acquired by any Party otherwise than in the exercise of that Party's rights under this Agreement or in the implementation of this Agreement; and

(g) In order to perform its obligations under or pursuant to this Agreement any Party is required to disclose to a third party.

(iii) The provisions in this Clause 14 shall survive the termination of this Agreement.

(14) REPRESENTATIONS AND WARRANTIES

(i) Each of the Parties represents and warrants to and for the benefit of the other Parties as follows:-

(a) it has the power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents), in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (b) to ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done;

(c) its obligations under this Agreement are valid, binding and enforceable; and

(d) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not (i) violate any agreement to which it or any of its subsidiaries is a party or which is binding on any of them or their respective assets, or (ii) result in the existence of, or oblige any of them to create, any security over those assets.

(iii) The Parties hereto acknowledge that the true spirit of this Agreement is one of mutual trust and confidence, reliance on each other to do what is fair and equitable and to honor what has been agreed between the Parties hereto.

(iv) The Parties hereby warrant that the intended activities in terms of the Portfolio are legal, proper and in the support of credible investment products, investment structures, project mobilization and development.

(v) The Investor warrants that the notes to be delivered to Q Lotus HK or its nominee designated Custodian Bank is genuine, asset backed, free from liens and encumbrances in whatsoever form and manner.

(vi) The Parties hereto agree that this Agreement is not exclusive and pertains only to the business and purpose described herein. Nothing contained herein shall prevent each Party from pursuing its own business activities.

(vii) Each Party shall be responsible to disclose all personal income from these transactions and to pay taxes to the appropriate government authority and to pay any fees respectively to any third party they might individually have contracted.

(15) TERMINATION & EXTENSION

(i) The Parties agree that the term of this Agreement shall be five (5) years from the date of this agreement and be extended upon mutual agreement.

(ii) Any Party may initiate a negotiation to extend the term of this Agreement at the latest two (2) months prior to its expiration date.

(iii) Termination of this Agreement shall not affect any accrued rights or obligations of any Party under or pursuant to this Agreement that have arisen on or before the date of such termination including any liability for any breach of this Agreement prior to such termination.

(16) ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the Parties in respect of the proposed joint venture, and supersedes all prior oral or written communications, representations or agreements in relation to the subject matter of

this Agreement. It is agreed that:-

(i) neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other (or any of its representatives or professional advisers) which is not expressly set out in this Agreement; and

(ii) This Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

(17) MUTUAL CONSULTATION AND GOODWILL

(a) The Parties hereby recognize that it is impracticable to make provisions for every contingency that may arise.

(b) Accordingly, the Parties hereby declare their intention that this Agreement shall operate between them with fairness and without detriment to the interest of any party and covenant and agree with the each other that they shall use their best endeavours to ensure that full effect be given to the terms of this Agreement in good faith and in the spirit in which it was agreed.

(18) ASSIGNMENT

Same as provided under this Agreement, none of the Parties may assign or transfer all or part of its rights or obligations under this Agreement without the prior consent in writing of the other Parties.

(19) COSTS

All costs, legal fees and other expenses incurred in the preparation, negotiation and execution of this Agreement and the administration costs will be borne by Q Lotus HK and Q Lotus USA in equal share.

(20) ILLEGALITY

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(21) WAIVERS, RIGHTS AND REMEDIES

No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

(22) TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended, the aforesaid time shall be of the essence.

(23) NOTICES

(i) Any notice or other communication to be given by one Party to another under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by to the number set out in Clause 24 or delivering it by hand to the address set out in Clause 24, and in each case marked for the attention of the relevant party set out in Clause 24 (or as otherwise notified from time to time in accordance with the provisions of this Clause). Any notice so served by hand or fax shall be deemed to have been duly given:

(a) in the case of delivery by hand, when delivered; and

(b) in the case of fax, at the time of transmission,

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

A delivery of document by facsimile transmission carries the full force and effect as if it were hand delivered provided that the facsimile copy bears the sending party's Transmitting Terminal Identifier (TTI) and the date and time which was placed thereon electronically by the Transmitter.

(ii) The addresses and fax numbers of the Parties are as follows:-

(1) Q LOTUS HOLDINGS (HK) LIMITED

Address : Rm. 403, 4/F., China Insurance Group Building, 141

Des Voeux Road Central, Hong Kong

Fax : +852 2919 2960

For the attention of : Mr. Tan Chong Yang, Terence

(2) Q LOTUS HOLDINGS INC.

Address : 520 N. Kingsbury St., STE 1810, Chicago, IL 60654

Fax : (312) 379-1801

For the attention of : Mr. Gary A. Rosenberg

(iii) A Party may notify the other parties of a change to its name, relevant addressee, address or fax number for the purposes of this Clause provided that, such notice shall only be effective on:-

(a) the date specified in the notice as the date on which the change is to take place; or

(b) If no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

(iv) In proving such service, it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

(24) COUNTERPARTS

This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

(25) GOVERNING LAW, JURISDICTION

The terms herein are interpreted in accordance to the International Chamber of Commerce (ICC), Uniform Customs and Practice rules.

In the event of any dispute, controversy or claim arising out of or in connection with this Agreement or alleged breach thereof, which is not settled by the Parties hereto, the same shall be settled by Court in Hong Kong in accordance with the Hong Kong Law.

(26) FURTHER ASSURANCE

Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and/or give effect to this Agreement and the transactions contemplated under this Agreement.

Signed Sealed and Delivered by Director of
Q LOTUS HOLDINGS INC. in the presence of:

Mr. Gary A. Rosenberg

Signed Sealed and Delivered by Director of
Q LOTUS HOLDINGS LIMITED. in the presence of:

Tan Chong Yang, Terence

Signed Sealed and Delivered by
Tan Chong Yang, Terence in the presence of:

Tan Chong Yang, Terence